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                    EXHIBIT 11 - STATEMENT RE: COMPUTATION OF
                                   PER SHARE EARNINGS


                                               For The Three Months Ended
                                                        March 31,
                                              ------------------------------
                                                 1997              1996


Net Income                                    $10,732,482       $11,297,135

Net Income per Share                                $0.36             $0.36

Weighted Number of Shares Outstanding          30,030,885        31,489,761


















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